Exhibit 99.1


                   Schein Pharmaceutical Announces Settlement

                     with Marvin Schein/Irving Shafran Group

Florham Park, New Jersey - May 3, 2000 - Schein Pharmaceutical, Inc. (NYSE:SHP) reported that it has resolved its differences with the Marvin Schein/Irving Shafran Group that led to the previously reported filing of an action in Delaware on behalf of the Group. As a result, the action has been dismissed with prejudice. The Group represents approximately 50 percent of the outstanding shares of the Company and has stated that they "fully endorse the pursuit of a strategic transaction that will lead to the sale of the Company," a process in which the Company, with the involvement of the Group, has been engaging.

The Company also reported that it has added Marvin H. Schein and Irving Shafran to the board of directors, bringing its members to a total of nine; that it will adjourn its presently scheduled annual meeting of shareholders on May 16, 2000 to a later date; and that it will include two additional designees of the Group as nominees for directorships at such time as the shareholders meeting is held.

Certain of the matters discussed in this press release contain statements concerning future events or results. These "forward looking" statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward looking statements. Some important factors which may cause results to differ include: the outcome of the strategic alternatives process, the uncertainty and the difficulty of predicting FDA approvals, uncertainties associated with the implementation of the terms and conditions of the consent decree affecting the Steris facility, the regulatory uncertainties associated with regulatory matters affecting the Company's Marsam facility, the uncertainty of acceptance and demand for the Company's new products, the impact of competitive products and pricing, the availability of raw materials, uncertainties associated with litigation and regulatory matters, and fluctuations in operating results. For further details and discussion of these risks and uncertainties see Schein Pharmaceutical, Inc.'s SEC filings including, but not limited to, its annual report on Form 10-K. The Company does not undertake to publicly update or revise any of its forward looking statements even if experience or future changes show that the indicated results or events will not be realized.


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